FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2013

FINANCIAL RESULTS AND RAISES FULL YEAR OUTLOOK

~ Net Sales Increased 22.2% to $257.1 Million ~

~ Comparable Store Net Sales Increased 14.9% ~

~ Operating Margin of 12.9% ~

~ Net Income Increased 67.7% to $20.4 Million, or $0.73 per Diluted Share ~

~ Company Raises Full Year Revenue Guidance to a Range of $940 million to $963 million and EPS Guidance to a Range of $2.45 to $2.60 ~

TOANO, Va, July 24, 2013 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2013, and raised its outlook for 2013.

Second Quarter Results

Net sales increased $46.8 million, or 22.2%, to $257.1 million in the second quarter of 2013 from $210.3 million in the second quarter of 2012. Comparable store net sales increased 14.9% for the quarter, driven by a 9.1% increase in the number of customers invoiced and a 5.4% increase in the average sale. Non-comparable store net sales increased $15.4 million. The Company opened seven new stores during the second quarter.

Gross margin was 41.3% in the second quarter of 2013 compared to 37.3% in the second quarter of 2012. The increase in gross margin reflects generally lower net product costs, a net increase in the average retail price per unit sold and operational efficiencies across the organization.

Selling, general and administrative (“SG&A”) expenses increased as a percentage of net sales to 28.4% for the second quarter of 2013 compared to 27.9% for the second quarter of 2012. Operating margin increased 350 basis points to 12.9% in the second quarter of 2013, from 9.4% in the second quarter of 2012.

Net income increased 67.7% to $20.4 million, or $0.73 per diluted share, in the second quarter of 2013 from $12.2 million, or $0.43 per diluted share, in the second quarter of the prior year.

Cash and cash equivalents at June 30, 2013 totaled $84.7 million compared with $31.5 million at June 30, 2012 and $64.2 million at December 31, 2012.

Robert M. Lynch, President and Chief Executive Officer, commented, “The team focused on our key strategic initiatives and achieved outstanding results through the important spring remodeling season. Our value proposition of price, selection, quality, availability and expertise continues to be recognized by a growing customer base, and our commitment to continuous improvement drove strong performance throughout the organization. We are pleased that our coordinated efforts enabled us to capture additional market share and deliver record operating margin.”

First Six Months Results

Net sales increased 22.4% to $487.5 million in the first six months of 2013 from $398.4 million in the first six months of 2012. Comparable store net sales increased 15.0% for the first half of 2013, compared to 10.1% for the first half of the prior year. Non-comparable store net sales increased $29.3 million over the prior year. The Company opened 12 new stores during the first six months of 2013 and as of June 30, 2013, operated 300 stores in 46 states and Canada.

Gross margin increased to 40.8% for the first six months of 2013 from 37.3% in the same period of 2012. SG&A expenses improved to 28.8% of net sales for the first half of 2013, compared to 29.0% of net sales for the first half of 2012. Operating margin increased 370 basis points to 12.0% in the first six months of 2013, from 8.3% in the first six months of 2012.

Net income increased 77.7% to $36.2 million, or $1.30 per diluted share, in the first half of 2013 compared to $20.4 million, or $0.72 per diluted share, in the first half of the prior year.

Company Outlook

Based on year-to-date results and current trends, the Company now expects to achieve the following for the full year:

•	Net sales for the full year in the range of $940 million to $963 million, from a previous range of $913 million to $942 million.

•	Comparable store net sales increasing in the high-single to low double-digits.

•	The opening of a total of 16 to 20 new store locations in the second half of the year, for a total of 28 to 32 new store locations in 2013, narrowing the previous range of 25 to 35 new store locations.

•	Earnings per diluted share in the range of approximately $2.45 to $2.60, based on a diluted share count of approximately 28.0 million shares, which is exclusive of any future impact of the stock repurchase program, up from a previous range of $2.10 to $2.35.

Mr. Lynch concluded, “We were thrilled to open our 300th store in the second quarter. Since the end of 2008, we have doubled our footprint and provided more than 1.9 million customers with their flooring solution. We believe our new ‘store of the future’ format is resonating well with a broader base of customers, and we look forward to bringing our total store count in this new format to approximately 50 by year-end. Our success in expanding gross margin allows us to reinvest across our industry-leading value proposition, and we see multi-year opportunities to expand operating margin while we continue to grow our store base.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, July 24, 2013, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through August 1, 2013 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 416775. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

Canaccord Genuity Growth Conference

The Company today also announced that Mr. Lynch and Daniel E. Terrell, Chief Financial Officer, will present at the Canaccord Genuity Growth Conference. The Company’s presentation is scheduled for Wednesday, August 14, 2013 at 9:00 a.m. Eastern Time in Boston. The live webcast and replay of the Company’s presentation may be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 300 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$84,664	$64,167
Merchandise Inventories	230,499	206,704
Prepaid Expenses	5,895	5,168
Other Current Assets	15,292	12,106

Total Current Assets	336,350	288,145
Property and Equipment, net	48,748	47,764
Goodwill	9,693	9,693
Other Assets	1,747	1,785
Total Assets	$396,538	$347,387

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$52,950	$55,110
Customer Deposits and Store Credits	30,299	25,747
Accrued Compensation	8,765	7,969
Sales and Income Tax Liabilities	4,748	4,314
Other Current Liabilities	11,150	7,887
Total Current Liabilities	107,912	101,027

Deferred Rent	3,775	3,653
Deferred Tax Liability	8,348	8,166

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,564,902 and 27,214,144 outstanding, respectively)	29	29
Treasury Stock, at cost (1,923,682 and 1,719,706 shares, respectively)	(65,189)	(50,552)
Additional Capital	152,813	131,724
Retained Earnings	189,470	153,267
Accumulated Other Comprehensive (Loss) Income	(620)	73
Total Stockholders’ Equity	276,503	234,541
Total Liabilities and Stockholders’ Equity	$396,538	$347,387

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net Sales	$257,111	$210,347	$487,530	$398,381
Cost of Sales	151,032	131,867	288,453	249,764
Gross Profit	106,079	78,480	199,077	148,617

Selling, General and Administrative Expenses	72,992	58,685	140,582	115,503
Operating Income	33,087	19,795	58,495	33,114

Other (Income) Expense	(150)	(32)	(360)	(73)
Income Before Income Taxes	33,237	19,827	58,855	33,187

Provision for Income Taxes	12,815	7,650	22,652	12,813
Net Income	$20,422	$12,177	$36,203	$20,374
Net Income per Common Share—Basic	$0.74	$0.44	$1.32	$0.74
Net Income per Common Share—Diluted	$0.73	$0.43	$1.30	$0.72
Weighted Average Common Shares Outstanding:
Basic	27,535,034	27,506,529	27,374,164	27,716,537
Diluted	27,973,457	28,032,391	27,879,428	28,270,934

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2013	2012

Cash Flows from Operating Activities:
Net Income	$36,203	$20,374
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	5,595	4,822
Stock-Based Compensation Expense	2,633	2,150
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(23,921)	(47,605)
Accounts Payable	(1,957)	12,894
Customer Deposits and Store Credits	4,568	4,889
Prepaid Expenses and Other Current Assets	(4,202)	1,441
Other Assets and Liabilities	4,819	3,487
Net Cash Provided by Operating Activities	23,738	2,452

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(6,767)	(6,675)
Net Cash Used in Investing Activities	(6,767)	(6,675)

Cash Flows from Financing Activities:
Payments for Share Repurchases	(14,637)	(34,483)
Proceeds from the Exercise of Stock Options	6,744	6,469
Excess Tax Benefit from Stock-Based Compensation	11,794	1,934
Net Cash Provided by (Used in) Financing Activities	3,901	(26,080)

Effect of Exchange Rates on Cash and Cash Equivalents	(375)	149
Net Increase (Decrease) in Cash and Cash Equivalents	20,497	(30,154)
Cash and Cash Equivalents, Beginning of Period	64,167	61,675
Cash and Cash Equivalents, End of Period	$84,664	$31,521